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                        PARTITION AND NOVATION AGREEMENT

THIS AGREEMENT made as of the 1st day of January, 2014 (the "Effective Date")

                                BY AND BETWEEN:

                    METLIFE INSURANCE COMPANY OF CONNECTICUT
                             ("the Ceding Company")
                                     -and-

                      MUNICH AMERICAN REASSURANCE COMPANY
                               ("the Reinsurer")
                                     -and-

                      METROPOLITAN LIFE INSURANCE COMPANY
                                    ("MLIC")

WHEREAS the Ceding Company and the Reinsurer entered into a Reinsurance Agreement effective 1/1/2000 (the "Reinsurance Agreement") under which Reinsurer assumes Variable Annuity business (the "Reinsured Business"); and

WHEREAS, the Reinsured Business includes contracts that were issued to both contractholders resident in New York (the "NY Business") and contracts that were issued to contractholders resident outside New York (the "U.S. Business"); and

WHEREAS the Ceding Company intends to surrender its license to sell insurance in NY, and therefore reinsure on a co/modco basis 100% of the NY Business to MLIC a moment in time immediately preceding the enactment of this Agreement, pursuant to an agreement between the Ceding Company and MLIC; and

WHEREAS, as of the Effective Date, the Ceding Company wishes to partition and novate the Reinsurance Agreement such that MLIC will assume all of the Ceding Company's past, present and future interests, rights, duties, obligations and liabilities with respect to the NY Business as set out below; and

WHEREAS, MLIC wishes to assume the Ceding Company's past, present and future interests, rights, duties, obligations and liabilities under the Reinsurance Agreement with respect to the NY Business; and

WHEREAS, it is understood that the Ceding Company shall retain all interests, rights, duties, obligations and liabilities under the Reinsurance Agreement with respect to the U.S. Business that is not hereby partitioned and novated to MLIC, and

WHEREAS, the Reinsurer wishes to consent and agree to such partition and novation.

NOW THEREFORE, THIS AGREEMENT WITNESSES THAT in consideration of the respective covenants and agreements hereinafter contained and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto), the parties hereto covenant and agree as follows:

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1) As of the Effective Date the parties hereby agree to a partition and novation of the Reinsurance Agreement with respect to the NY Business as follows:

     a) MLIC agrees with each of the Ceding Company and the Reinsurer to perform the Reinsurance Agreement, to be bound by all of the terms and conditions of the Reinsurance Agreement and to perform all of the Ceding Company's past, present and future duties, obligations and liabilities under the partitioned Reinsurance Agreement to the same extent as if MLIC were an original party to the Reinsurance Agreement instead of the Ceding Company, provided that MLIC shall enjoy all of the Ceding Company's interests and rights under the Reinsurance Agreement;

     b) The Reinsurer accepts the liability of MLIC under the Reinsurance Agreement in lieu of the liability of the Ceding Company, agrees to MLIC being bound by all of the terms and conditions of the Reinsurance Agreement and to MLIC performing all of the Ceding Company's past, present and future duties, obligations and liabilities under the Reinsurance Agreement to the same extent as if MLIC were an original party to the Reinsurance Agreement instead of the Ceding Company;

     c) The Reinsurer agrees that any claim proof of payment provided by the Ceding Company shall be sufficient proof of payment by MLIC.

     d) The Reinsurer agrees that MLIC shall enjoy all of the Ceding Company's interests and rights under the Reinsurance Agreement;

     e) The Reinsurer and MLIC hereby ratify and confirm that, from the Effective Date, the partitioned Reinsurance Agreement, with respect to the NY Business only, is an agreement solely between them in full force and effect in accordance with its terms and conditions and the terms and conditions of this Agreement, which shall form part of the partitioned Reinsurance Agreement;

     f) The Reinsurer releases and forever discharges the Ceding Company from any and all of the Ceding Company's duties, obligations and liabilities with respect to the NY Business under the partitioned Reinsurance Agreement, and from all claims, demands, actions and causes of actions which the Reinsurer ever had, now has or may hereafter have against Ceding Company in any way arising out of, resulting from or related to the NY Business.

2) The Reinsurer and the Ceding Company hereby ratify and confirm the partitioned Reinsurance Agreement, with respect to the U.S. Business only, is an agreement solely between them in full force and effect in accordance with its terms and conditions and the terms and conditions of this Agreement, which shall form part of the partitioned Reinsurance Agreement.

3) For greater certainty, the Ceding Company shall continue to be bound by the terms and conditions of the Reinsurance Agreement prior to the Effective Date. On and after the Effective Date, the Ceding Company shall only be bound by the terms and conditions of the partitioned Reinsurance Agreement in respect of the U.S. Business.

4) Any notice or other communication to be made or given hereunder or under the partitioned Reinsurance Agreement (in each case, "Communication") shall be in writing and may be made or given by personal delivery, by courier, by transmittal by telecopy or other similar means of

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electronic communication, or sent by registered mail, charges prepaid, addressed to the respective parties as follows:

IF TO THE CEDING COMPANY:
     Roberto Baron
     MetLife Insurance Company of Connecticut
     1095 Avenue of the Americas
     New York, NY 10036
     email address: rbaron@metlife.com

IF TO THE REINSURER:
     General Counsel
     Munich American Reassurance Company
     56 Perimeter Center East
     Atlanta, GA 30346
     Fax: 770-394-7744

IF TO MLIC:
     Roberto Baron
     Metropolitan Life Insurance Company
     1095 Avenue of the Americas
     New York, NY 10036
     email address: rbaron@metlife.com

Or to such other address or telecopy number as any party may from time to time designate in accordance with this section. Any Communication made by personal delivery or by courier shall be conclusively deemed to have been given and received on the day of actual delivery thereof, or, if made or given by telecopy or other electronic means of communication, on the first Business Day following the transmittal thereof. Any Communication that is mailed shall be conclusively deemed to have been given and received on the third Business Day following the date of mailing but if, at the time of mailing or within three (3) Business Days thereafter, there is or occurs a labor dispute or other event that might reasonably be expected to disrupt delivery of documents by mail, any Communication shall be delivered or transmitted by any other means provided for in this section. "Business Day" means any day other than a Saturday, a Sunday, or a statutory holiday in the domicile of any of the parties hereto.

5) Each party agrees to do all things as may be necessary to give full effect to this Agreement.

6) This Agreement represents the entire agreement between the parties with respect to the subject matter hereof, and supersedes any prior or contemporaneous oral or written agreements relating thereto. This Agreement shall not be amended or modified except by written agreement signed by duly authorized officers of the parties hereto. This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

7) If any provision of this Agreement is held to be invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision and all other provisions hereof shall continue in full force and effect.

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8) This Agreement and the Reinsurance Agreement as it relates to the obligations as described herein with respect to the New York Business shall be governed by and construed in accordance with the laws of the state of New York. Any arbitration proceedings involving this Agreement or the Reinsurance Agreement as it relates to the obligations described herein with respect to the New York Business shall be conducted in the state of New York.

9) Article X Paragraph 1 through 4 of the Reinsurance Agreement as it relates to the obligations as described herein with respect to the New York Business is deleted in its entirety and replaced with the following:

If the Ceding Company is judged insolvent, the Reinsurer will pay all reinsurance under this Agreement directly to the Ceding Company, its liquidator, receiver or statutory successor on the basis of the Reinsurer's liability under the Policy or Policies reinsured without decrease because of the Ceding Company's insolvency. It is understood, however, that in the event of the Ceding Company's insolvency the liquidator, receiver or statutory successor will give the Reinsurer written notice of a pending claim on a policy reinsured within a reasonable time after the claim is filed in the insolvency proceedings. While the claim is pending, the Reinsurer may investigate and interpose at its own expense in the proceedings where the claim is to be adjudicated, any defense which the Reinsurer may deem available to the Ceding Company, its liquidator, receiver or statutory successor. It is further understood that the expense the Reinsurer incurs will be chargeable, subject to court approval, against the Ceding Company as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to the Ceding Company solely as a result of the defense the Reinsurer has undertaken. Where two or more reinsurers are involved in the same claim and a majority in interest elects to interpose defense to the claim, the expenses will be apportioned in accordance with the terms of the Agreement as though the Ceding Company had incurred the expense. Should the Ceding Company go into liquidation or should a receiver be appointed, all amounts due to the Ceding Company or Reinsurer under this Agreement shall be subject to the right of offset at any time and from time to time, and upon the exercise of same, only the net balance will be due. The application of the offset in the event of insolvency shall not be deemed to constitute diminution.

10) All capitalized terms not defined herein shall have the meanings ascribed thereto in the Reinsurance Agreement. All other terms of the Reinsurance Agreement not modified shall remain in full force and effect.

11) This Agreement is conditional upon the contemplated 100% reinsurance of the New York Business from the Ceding Company to MLIC effective January 1, 2014. If, for whatever reason, such reinsurance is not effective on that date, this Agreement shall be null and void and the Reinsurance Agreement shall continue in full force and effect, unamended.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement, on the dates indicated below.

METROPOLITAN LIFE INSURANCE COMPANY

By:    /s/ Roberto Baron
       ----------------------------------
Name:  Roberto Baron
Title: Senior Vice President
Date:  12-20-13

METLIFE INSURANCE COMPANY OF CONNECTICUT

By:    /s/ Roberto Baron
       ----------------------------------
Name:  Roberto Baron
Title: Vice President
Date:  12-20-13

MUNICH AMERICAN REASSURANCE COMPANY

By:    /s/ Emily Roman                     By:    /s/ Melinda A Webb
       -------------------------------            ------------------------------
Name:  Emily Roman                         Name:  Melinda A Webb
Title: 2nd VP & Marketing Actuary          Title: Associate General Counsel

Date:  10/9/13                             Date:  10/9/2013

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Munich Treaty #2515